Exhibit 99.2

Cambium Learning Group, Inc.

Second Quarter 2015 Earnings Conference Call

August 13, 2015

Cambium Learning Group, Inc. – Second Quarter 2015 Earnings Conference Call, August 13, 2015

C O R P O R A T E   P A R T I C I P A N T S

Scott McWhorter, General Counsel

John Campbell, Chief Executive Officer

Barbara Benson, Chief Financial Officer

C O N F E R E N C E   C A L L   P A R T I C I P A N T S

Seweryn Sztalkoper, Imperial Capital

Neil Weiner, Fox Hill Capital

AJ Guido, Goldentree

P R E S E N T A T I O N

Operator:

Good day ladies and gentlemen and welcome to the Cambium Learning Group, Incorporated Q2 2015 Earnings Conference Call.  At this time, all participants on the phone lines have been placed on mute.  Later, we'll conduct and question-and-answer session and the instructions will be given at that time.  Should anyone require assistance during the program, you may press the star and the zero on your telephone keypad to be connected with an Operator.  Please do note, today's program is being recorded.  I'd like to now introduce our first speaker, Mr. Scott McWhorter, for our opening remarks.  Sir, please begin.

Scott McWhorter:

Thank you and welcome everyone to Cambium Learning Group's Second Quarter 2015 Earnings conference call.  I'm Scott McWhorter, Cambium Learning's General Counsel.  With me today are John Campbell, Cambium Learning's Chief Executive Officer; and Barbara Benson, Chief Financial Officer.

Statements made on this call, including those during the question-and-answer session, may contain forward-looking statements that are subject to risks and uncertainties.  Please refer to the Safe Harbor statement included in today's press release as well as Cambium Learning Group's periodic filings with the SEC for a complete discussion of the risks and uncertainties that could cause actual results to differ materially from those expressed today.

We will be discussing certain non-GAAP financial results including Bookings, Adjusted EBITDA, and Cash Income.  The press release and Form 10-Q issued earlier today contain a reconciliation of these non-GAAP financial results to the most comparable GAAP measures.  Because of the high percentage of amortization expense, deferred revenue, and other non-cash, non-operational items in our reported GAAP income, we report these non-GAAP measures as key performance metrics.  Management believes

ViaVid has made considerable efforts to provide an accurate transcription, there may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Cambium Learning Group, Inc. – Second Quarter 2015 Earnings Conference Call, August 13, 2015

these metrics help portray the underlying trajectory of the business and give you a better view of operations from Management's perspective since these are the metrics used internally to assess performance.

Now, it is my pleasure to turn the call over to John Campbell.

John Campbell:

Thanks, Scott.  Good morning everyone, and thank you for joining us today.  I will review our progress to date in the year toward our 2015 strategic and financial objectives, and Barbara Benson, our CFO, will take you through the numbers.  Then we will open the call for your questions.  Let's get started.

Our second quarter performance demonstrated both the normal seasonal build from first quarter as well as our continued execution on our strategic initiatives that transform our Bookings and revenue mix and our business model toward higher growth, higher margin, technology-enabled subscription solutions.  As our business is highly seasonal, we look at results from a year-to-date perspective and our first half and early third quarter results are putting us solidly on track to achieve our full year objectives.

First, our profitability is rising nicely; with Adjusted EBITDA expanding 38% and margin expanding 657 basis points in the first half of the year and Cash Income improving as our mix shifts towards technology-enabled products.  This shift is taking place on a cost base that we reduced through last year's right-sizing and we are quickly improving our operating leverage.

Learning A-Z is the standard-bearer of our digital transformation and was 38% of first half revenues.  This segment continues to lead our bookings growth at 17% in the first half with continued strong performances in our Raz-Kids and Headsprout solutions.  Both of these are student-centric solutions and the growth demonstrates strong demand for products that put technology directly into students' hands.  Learning A-Z is off to a very strong start in Q3.

Earlier this week, we launched the next step in Learning A-Z's product evolution – Kids A-Z.  Kids A-Z is an online portal and mobile application for all Learning A-Z subscribers using our online learning materials, including Raz-Kids, Headsprout, Writing A-Z, and ReadyTest A-Z.  The new platform offers an enhanced kid-friendly learning environment optimized to enhance students' learning experience and centralizes access to student resources across our Learning A-Z websites.  It also contains all the classroom management tools and reporting features teachers use to monitor individual and class-wide learning progress.  Teachers can manage all of their students' online work and view reports from one place, making their lives easier.  We are proud of this new platform and believe it will make our Learning A-Z products even easier to use.

Learning A-Z's recognition for excellence continues.  We recently received two prestigious awards:  the 2015 SIIA CODiE Award for Best ELL/World Language Acquisition Instructional Solution; and the 2015 AAP REVERE Award for Supplemental Resources – Resources for ELLs for the level of content provided in Reading A-Z that supports English language learners.  These awards, particularly the REVERE Award, are important as first, ELLs make up nearly 10% of the United States' student population, and second, we are making a priority of reaching international students needing ELL resources, which continues to grow each year.

Voyager Sopris Learning, where we are making transformational, high-return investments in this segment's technology-enabled future, was 48% of first half revenues.  Bookings in this segment decreased 4% in the first half while our mix continues to evolve towards technology-enabled solutions.

ViaVid has made considerable efforts to provide an accurate transcription, there may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Cambium Learning Group, Inc. – Second Quarter 2015 Earnings Conference Call, August 13, 2015

LANGUAGE! Live bookings increased 238% to approximately 7% of first half segment bookings, compared to 2% last year.  Our school district customers are drawn to the efficacy of LANGUAGE! Live as they are increasingly looking for ways to help struggling students meet the demands of high-stakes testing.

Kurzweil's firefly bookings increased 29% in the half and were around 5% of this segment's bookings, putting this award-winning literacy support technology in the hands of more students with learning challenges.

Voyager Sopris Learning also enjoyed a very strong response to a recently relaunched writing program, Step Up to Writing, which answered a need among school districts for quality programs to meet the new rigorous assessments.  We are pleased with the progress made with Voyager Sopris in transitioning its mix to newer, higher margin and technology-enabled products.  Last year, we experienced a decline of 20% and this year we expect that decline to be 10% or lower.

We also announced in July that we named Jeffrey Elliott to succeed George Logue as President of Voyager Sopris Learning as of July 6.  Jeff was CEO of The Virtual High School and he is the right person to honor the Voyager Sopris Learning mission of working with educators to help them diagnose student needs and provide responsive, evidence-based instructional solutions.  Jeff's joining further strengthens our efforts to accelerate our transformation of the Voyager Sopris Learning segment into a provider of evermore-powerful digitally-based solutions that help students reach their potential.

ExploreLearning provides powerful online math and science solutions and was 14% of first half revenue.  First half bookings grew 1%. As we noted last quarter, this segment's order pacing can fluctuate from quarter to quarter because of large deals and renewal timing.  We expect growth in ExploreLearning to accelerate in the latter half of the year as this team has a lot of momentum heading into the new school year.  The upgrade of the entire library of Gizmos simulations to HTML5 is progressing well.  The new Gizmos run on all popular devices used in schools today, including Chromebooks, Macs, PCs, iPads, and Android tablets.  Well over 100 of our most popular Gizmos are already online in HTML5 and we expect the project to be completed over the next four to five months, allowing us to support our teachers and students on all the devices they want to use.  To fully support the upgrade, an updated, modernized Gizmos website has just launched that showcases the capabilities of the new Gizmos and makes the overall user experience easier and more attractive on today's devices.

We are also launching a new series of game-based algebra Gizmos this fall.  These new Gizmos help students develop a rigorous command of basic, but powerful, mathematical concepts that will help them succeed in Algebra and beyond.  The first two new Algebra Gizmos launched this month and more are on the way.  We are very excited about this capability and the students are, amazingly, finding Algebra to be fun.

For Cambium in the first half, technology-enabled products grew 15% compared to the first half of 2014, and represented 54% of bookings compared to 49% in the first half of 2014.  This mix of technology-enabled bookings decreased somewhat sequentially from Q1 to Q2 because of the resounding success of Step Up to Writing, which is not classified as one of our technology-enabled products, although it does come with online teacher resources.  We invested in a revision of Step Up to Writing because we could see the re-emerging importance of writing in school districts and the product was designed to be an easy-to-use, flexible program to guide teachers and students to writing exercises that could be completed in any manner the teacher desires.  We are pleased with its success, which affirms that we are addressing market needs correctly.  Additionally, this product carries strong margins which is helpful to our transition.

As I mentioned, bookings in July continue to be strong, trending up 8% versus July 2014, and we are looking forward to a strong seasonal build as the summer draws to a close and we embark on a new school year helping students reach their full potential.

ViaVid has made considerable efforts to provide an accurate transcription, there may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Cambium Learning Group, Inc. – Second Quarter 2015 Earnings Conference Call, August 13, 2015

So, let's discuss our second half 2015 priorities.  We remain focused on strategic execution, which this year is to invest to build a platform for further company-wide growth by leveraging our success in technology-enabled solutions and capturing our very large opportunity in the Pre-K-12 education market.  As we have discussed with you, education in the US today is being disrupted by both Common Core adoption and rejection, with more rigorous testing standards causing students, even those who have previously done well, to perform poorly, and our more challenged students to fall even farther behind as standards get tougher.  Further, test scores are increasingly being tied to teachers' salaries and schools are being evaluated on students' performance against these harder measures.

As such, we expect Common Core and other rigorous standards, along with rising tax revenue, to increase school spending on quality instructional materials.  The Market Data Research report "State of the K-12 Market 2014" estimates that total spending on instructional materials has increased to $11.8 billion.  This year, we see overall growth in Bookings and Cash Income due to continued growth at Learning A-Z and ExploreLearning with smaller declines at Voyager Sopris Learning.  We further see an increased percentage of our Bookings coming from digital subscription sales, which will fuel improved margins this year and for years to come.  Our plan is to continue the transition to more technology-enabled subscription solutions to grow this year and to set up a firm foundation for continued growth next year, and we are accomplishing our goals.

With our digitized and personalized learning tools, Cambium Learning is uniquely positioned to serve this clear and immediate need for superior, flexible, effective technology solutions that can help teachers duplicate themselves to benefit more learners.

Learning A-Z and ExploreLearning each represent over a decade of success developing and growing technology-enabled businesses.  Our objective is to further increase these segments' market penetration while transforming our Voyager Sopris Learning segment to mirror this success.

On the solutions development side, we are continuing our transition to a greater number of technology-enabled solutions that are adaptable and individualized to support an individual student's particular needs.  This year, our capital plan calls for the redeployment of $16.5 million to $18 million into high-return opportunities to broaden our solutions suite at all segments, shift to subscription-based models at Voyager Sopris Learning, and extend our current technology to new platforms and functions across all segments.

On the sales and marketing side, we are selectively expanding our capability to support and grow our brand recognition to increase our penetration of existing domestic markets.  Particularly at Learning A-Z, we are also exploring potential new geographies internationally.  Although we are in the early stages of this exploration, we think that Learning A-Z has a number of international opportunities that we continue to explore.

Last, we are maintaining careful oversight of our newly right-sized cost base to drive margin expansion and cash flow generation to create a higher margin-growing business.

In closing, we are executing well on our strategy to leverage our market positioning through our technology capability in order to transform our business and we are building well toward our third quarter seasonal peak.  For the remainder of the year, we will continue to live out our beliefs – the cornerstones of our value proposition.  First, every learner has untapped potential; second, teachers are the foundation of learning – their importance must be valued; and third, data, instruction and practice drive improvement.  We are focused on translating our success as a provider of solutions that help all students to reach their full potential to driving strong returns for our stakeholders.

Now, I'll turn the call over to Barbara for a review of the financials.  Barbara?

Barbara Benson:

ViaVid has made considerable efforts to provide an accurate transcription, there may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Cambium Learning Group, Inc. – Second Quarter 2015 Earnings Conference Call, August 13, 2015

Thanks, John and good morning everyone.  I'd like to start by repeating John's note about seasonality.  In terms of Bookings, revenue, and Cash Income, the first quarter of any year is, historically, our smallest.  The second quarter is a bigger quarter than the first, but in 2014 the first and second quarters combined were only around 35% of the full year bookings volume and we'd expect this year to have similar pacing.  The third quarter is our most important quarter as it kicks off back-to-school buying.  Because of the seasonality and because looking at any stand-alone quarter in isolation can be misleading, my comments today, like John's, will focus primarily on year-to-date results and trending.  I'll move on to comment on Bookings.

Bookings for the first half of 2015 were $54 million compared to $52.5 million for the first half of 2014, for growth of 3%.  The Bookings growth was led by the Learning A-Z segment which grew 17%, consistent with the trending we saw in the first quarter.  Learning A-Z represented 33% of the year-to-date volume.

Bookings for Voyager Sopris Learning declined 4%, versus the first half of 2014.  You will recall that Voyager Sopris Learning saw growth in the first quarter due to some accelerated pacing.  As expected, in the second quarter Bookings began to align with our full-year expectation of a Bookings decline versus 2014.  Voyager Sopris Learning represented 57% of the year-to-date volume.

Bookings for ExploreLearning grew 1%.  As we commented on last quarter, this segment's orders tend to not flow in smoothly and we expect them to continue to strengthen as we move further into the year.  ExploreLearning represented 10% of year-to-date volume.

Technology-enabled products made up 54% of the first half 2015 bookings, compared to 49% in the first half of 2014.  We saw growth in technology-enabled products in all of our business segments, and overall, these products were up 15% over last year.  Bookings for the legacy print-based solutions in our Voyager Sopris Learning segment were down 9% in the first half of the year, versus 2014.  The decline in the legacy product was partially offset by solid sales of the newly-revised and expanded Step Up to Writing program.  As John mentioned, the use of technology in the Step Up to Writing program is not as expansive as it is in some of the other newer Voyager Sopris Learning products.  So, Step Up to Writing is not characterized as technology-enabled.  The program is resonating well with schools who need to meet more rigorous writing standards and assessments.

GAAP net revenues for the first half of 2015 were $68.9 million, compared to $67.3 million in the first half of 2014, an increase of 2%.  By segment, Learning A-Z increased 26% and ExploreLearning increased 8%.  The GAAP revenues for both of these segments is recognized pro rata over their subscription periods, so much of the GAAP revenues are from prior year Bookings.  GAAP net revenues for Voyager Sopris Learning decreased 12%.  The transition to more technology-enabled products is expected to slow down the recognition of GAAP revenues through the entire year.

Adjusted EBITDA for the first half of the year was $17.6 million, a 38% increase from the $12.7 million in the first half of 2014.  The increase was driven, primarily, by the improved gross margin which expanded 678 basis points to 66%, compared to 59.2% in the first half of 2014.  Gross margin will be favorably impacted as Learning A-Z and ExploreLearning become a higher portion of the revenue mix since these segments have a much lower cost of revenues than Voyager Sopris Learning. Learning A-Z and ExploreLearning made up 52% of the net revenue for the first half of 2015, versus 44% of the net revenue for the first half of 2014.

Other costs increased slightly, around 1% compared to last year, with planned investments, primarily in Learning A-Z, offset by savings from last year's right-sizing actions at Voyager Sopris Learning that lowered our run rate cost base.  Interest expense was $7.3 million in the first six months of 2015, 20% lower than the $9.2 million in the first half of 2014, due to the $35 million of debt pay-downs during 2014.  Capital expenditures were $9.8 million in the first half of the year; $1.5 million more than the first half of 2014, reflecting our planned investments in product development in all segments.

ViaVid has made considerable efforts to provide an accurate transcription, there may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Cambium Learning Group, Inc. – Second Quarter 2015 Earnings Conference Call, August 13, 2015

Cash Income was a loss of $6.8 million in the first half of 2015, compared to a loss of $9.2 million in the first half of 2014.  Even with higher capital expenditures, we are seeing Cash Income improvement as our strategic plans start to pay off.  Improvement comes from (1) higher bookings; (2) margin improvements gained from having a higher percentage of technology-enabled products in the mix; and (3) lower costs at Voyager Sopris Learning due to last year's right-sizing actions.

Let's move to the balance sheet.  Cash and cash equivalents at June 30 were $16.9 million, which decreased from the 2014 year-end balance in line with our historical seasonal pattern.  During the first six months of the year, we used cash of $17.5 million with the largest components as follows:  Capital expenditures were $9.8 million; $8.7 million of this amount was spent on product development with the remaining smaller portion on general expenditures.  The $8.7 million of product development capital expenditures by segment are as follows:  Learning A-Z $3.2 million, versus $2.7 million in the first half 2014; Voyager Sopris Learning $4.4 million, versus $3.5 million in first half 2014; and ExploreLearning $1.1 million, versus $0.7 million in first half 2014.  Continuing with the largest components of cash outflow:  On February 15th, we made the $6.8 million semi-annual interest payment on our 9.75% notes.  Our next interest payment is due in the third quarter on August 15.  Other working capital and other operational needs roughly offset cash inflows resulting in a cash use from operations of $6.8 million.  Again, due to the seasonal nature of our business, we are a user of cash from all of our activities through the early part of the third quarter each year.

As discussed during our first quarter call, we are aiming to refinance our $140 million, 9.75% senior secured notes due 2017 between now and the first quarter of 2016.  We continue to evaluate our options to lower our cost of capital but do not have a more specific update at this time.

I'll end with our 2015 outlook.  We have not changed our outlook, but we will continue to refine it as we get further into our seasonally most important time period.  I'll start with our view of Bookings by segment.  We look for strong, double-digit Bookings growth in Learning A-Z.  We believe growth for Learning A-Z will be in the 20% to 25% range.  We expect a Bookings decline at Voyager Sopris Learning, but a significantly slower decline compared to 2014 when Bookings fell 20%.  We believe we can cut the decline rate in half at approximately 10% or less for 2015, as we are starting to see the growth in technology-enabled products and the new writing product start to offset the expected decline in legacy products.  We are targeting an acceleration in ExploreLearning from 2014's 1% growth to low double-digits growth, likely in the 10% to 12% range.  We expect full-year overall company-wide Bookings to increase a bit, likely somewhere between the 3% growth we see year-to-date in June and up to 8%.  Orders of technology-enabled products are expected to make up approximately 70% of the 2015 total.

Our outlook for capital expenditures has not changed, as John mentioned.  To give you a complete picture, product development capex is expected to be in the range of $16.5 million to $18 million.  By segment, $7 million to $7.5 million at Learning A-Z to support continued strong, double-digit growth of the segment; $7.4 million to $8.1 million at Voyager Sopris Learning to support the transition to technology-enabled solutions; and $2.1 million to $2.4 million at ExploreLearning to support further development of the Gizmos and Reflex product lines.  General capital expenditures are expected to be another $2.4 million to $2.6 million.

For Adjusted EBITDA and Cash Income: Learning A-Z EBITDA and Cash Income margins are anticipated to decrease slightly but remain at strong levels as we invest for growth.  We expect this segment's EBITDA and Cash Income dollars to grow.  Voyager Sopris Learning margins are expected to be negatively-impacted by a decline in Bookings, the longer cycle for GAAP revenue recognition for technology products, and our increased investment in product development.  But, we are seeing a positive impact from the prior year cost right-sizing and the product mix shifting to lower cost and technology products. Our goal is to keep margins approximately flat for the full year, even with the Bookings and revenue declines.  ExploreLearning EBITDA and Cash Income margins are expected to remain strong as we scale the segment.  We are investing in this segment for growth.  Overall, we expect that margins will increase slightly - by a percentage point or two - for full-year 2015 compared to last year.

ViaVid has made considerable efforts to provide an accurate transcription, there may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Cambium Learning Group, Inc. – Second Quarter 2015 Earnings Conference Call, August 13, 2015

We are often asked what we think our margins will look like once we complete our strategic objectives.  Looking at a longer time horizon, in three to five years, we think Adjusted EBITDA margins could be 32% to 35% and Cash Income margins could be 28% to 31%.  We expect technology-enabled solutions to make up around 80% of Bookings and revenue at that time, which will help drive the stronger margins.  This longer-term outlook takes into consideration our expectation that the Voyager Sopris Learning segment returns to Bookings growth in 2016.

With that, I'd like to move on to our Q&A session.

Operator:

Thank you.  Ladies and gentlemen, if you have a question at this time, you may press the star, and the number one key to place yourself into the queue.  If your question's been answered or you wish to remove yourself from the queue, you may press the pound key.  Again, to ask a question at this time, that's the star, and the number one on your telephone keypad.  We'll give it just one moment for questions.

Our first question comes from the line of Mary Gilbert with Imperial Capital.  Your line is now open; your question please.

Seweryn Sztalkoper:

Hi, thanks.  Good morning, this is Seweryn Sztalkoper on for Mary today.  Just looking at your gross margins, it looks like first quarter and second quarter were in a high 60% range.  Is that a good way to look at it for the rest of the year, or should we expect them maybe to come down or towards like the lower 60s?  Aside from that, with Pearson focusing more on education through divestiture of the Economist and Financial Times, do you foresee any kind of risks with Pearson coming into the supplemental space to expand their educational offering?

Barbara Benson:

So, I'll take the gross margin question first.  The way that we always look at that is really by segment, and so what we're expecting for Learning A-Z is for gross margins to remain relatively consistent; overall margins to contract slightly. ExploreLearning and Voyager Sopris Learning margins should increase slightly.  But, I think once you throw the mix in there, we should – to the extent that ExploreLearning and Learning A-Z make up a bigger portion of the mix as we expect them to continue to do, we should see gross margins start to increase since those costs of revenues are significantly lower than Voyager Sopris Learning.

John Campbell:

This is John.  With respect to your question regarding Pearson, I don't really see a difference in the landscape.  Pearson, along with HMH and McGraw-Hill have been the big three in US education for a long time.  They've always been one of our competitors while we're all trying to serve districts and students.  So, I don't really see a big change there, to be honest with you.  What I see is us changing.  That's really what our focus is because we're the sixth largest publisher in K-12 education and what we need to do is continue to transform who we are.  I don't think there's much change actually going on at Pearson, HMH, or McGraw-Hill.  Even though they're doing acquisitions or divestures, they're still big players with a big footprint in K-12 US education.

Seweryn Sztalkoper:

ViaVid has made considerable efforts to provide an accurate transcription, there may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Cambium Learning Group, Inc. – Second Quarter 2015 Earnings Conference Call, August 13, 2015

Thanks, that's really helpful.  If I can kind of follow up on that, is there any kind of – how should we look at working capital this year? I know in years past you've been able to generate cash from working capital and with that being so, is there any kind of way to look at free cash flow? Should we just expect that to be reinvested into the business like into technology offering?

Barbara Benson:

Right, so if you look at the working capital, really the two things that tend to make the bigger splash are accounts receivable movements and inventory.  So, just to take inventory first – we really did a lot of heavy lifting to get our inventory right-sized and pull as much capital as possible and still support the business.  We pulled significant amounts out of inventory, freeing up working capital in prior years – $4.9 million in 2012, $7.4 million in 2013, and $3.6 million in 2014.  At this point, most of that right-sizing has been completed.  I would expect to see reductions in inventory as we go through the years as the Voyager Sopris Learning completes a transformation to be more focused on technology products.  But they are focusing on blend products, which still have materials that go with it – consumable materials – that go with it.  So, I don't anticipate that continuing to fall at the pace that it has in prior years.  I would expect somewhere between 5% to 10% decreases in the coming years.

Accounts receivable – so, when we report Bookings, that's really an invoiced sale and we collect those accounts receivable in 30 to 60 days. So, that will really vary seasonally and will really vary depending on the timing of billing.  So, you would typically see, other things being equal, that spike in second quarter and third quarter when we're doing most of our business and have most of our Bookings volume and would, typically, start to come down at year end.  But, again, if we did a larger transaction towards the end of the year, that's a little difficult to predict.  There really aren't any, other than inventory, any substantive changes that we're making in working capital.

Seweryn Sztalkoper:

Thanks, and if I could just do one more.  With Common Core, obviously, you mentioned earlier in the prepared remarks, there's been some adoption, there's been some rejections.  Has there been anything significant since the prior year in terms of rejections or adoptions?  How should people look at the upcoming elections?  I know when a new presidential candidate comes in they tend to have education on the platform.  Is there any kind of way you're viewing possibilities of changes in the government affecting, not just Common Core standards, but budget issues?

John Campbell:

The biggest reaction that we have to the whole situation is Common Core has caused a push towards more rigorous standards, and then, over the last year or so, there's been a push against Common Core.  But if you look at it closely, state by state, what you see is they've replaced Common Core with a different, more rigorous standard.  So, the end result is the same whether you adopt Common Core or you don't adopt Common Core, and that result is a more rigorous standard where suddenly more kids are failing.  We've seen it over and over again where a greater number of the kids who used to do reasonably well or okay, are now failing the more rigorous standards, which is driving a greater demand for products that are effective in helping students get up to proficiency.  So, for us, it really doesn't matter so much whether they accept Common Core or not.  What matters to us is, are they putting in more rigorous standards.  In almost every case, that's what we're seeing.

In terms of Presidents, nominations, and things like that, some are for Common Core.  Some, in fact most, are against Common Core or at least one has come out against it.  Again, we don't mind either response.  Our view is, the reality is, this push towards more rigorous standards is unstoppable.  We've come in something like 20th in the world in Reading, 30th in Math, 24th in Science, so how can you possibly accept coming in that way internationally and not want your students in the United States to be more successful.  So, we're seeing that.  We're seeing districts call for more effective solutions and it's

ViaVid has made considerable efforts to provide an accurate transcription, there may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Cambium Learning Group, Inc. – Second Quarter 2015 Earnings Conference Call, August 13, 2015

our requirement, really, to show that we're the most effective alternative, and that's the challenge that we have.

Seweryn Sztalkoper:

Great.  Thank you.

Operator:

Thank you.  Our next question comes from the line of Neil Weiner with Fox Hill Capital.  Your line is now open; your question please.

Neil Weiner:

Good morning, John and Barbara.  Great quarter.  A couple of questions; one, would you mind giving us the breakdown in July of the bookings – the growth in bookings.

Barbara Benson:

So, we did disclose in the press release that the bookings were up 8% over our prior year July bookings, really just to give an indication that we were on track for our full year goals, because we were really pleased with the way that the quarter started out.  Just because third quarter tends to change every day, and it is our most important quarter, we think it would be potentially misleading to go into too much detail about a segment breakout or provide more granular information on that, other than to so say that all of the guidance that we gave today for our full year expectations for Bookings, everything that we're seeing in the third quarter is giving us confidence for those full year goals.

Neil Weiner:

Okay.  Great.  John, can you just give us – I heard that LANGUAGE! Live was up 200% – some comments or granularity of what customers are seeing and what you're seeing on this in terms of feedback and what your goal here in the medium-terms in terms of size of that business.

John Campbell:

Yes.  I can try to give you at least how I view it and I view it very simply, Neil.  You know this business pretty well.  We have to be successful with solutions like LANGUAGE! Live to show that Voyager Sopris Learning can be a terrific supplier of effective solutions that are technology-enabled.  That's not in Voyager Sopris Learning's previous history.  So, it's a very important product for us and that's why I stress the fact that it was up over 200% in the first half of the year.  That, to me, is us being successful in doing what we said we would do.  As I look now, from my situation, what I focus on more than the sales that we've already gotten, are the sales that we going to get.  I'm looking at the pipeline and how we're going to play out the rest of this year and, quite frankly, it looks very strong.  And we are in the most important quarter of the year, as you know, first quarter is often around 10% or 12%.  Second quarter is often around 20% or 22%.  So, the first half of the year is often around 35% and this third quarter is often around 43%.  So, the year is very much impacted by each day in the third quarter as it builds towards the end of the quarter.  So, I look at the pipeline and the pipeline for LANGUAGE! Live is very strong which, to us, is very exciting about what we can turn Voyager Sopris Learning into.

Neil Weiner:

Okay.  Thank you.  Then can you just give us a little bit of a roadmap in terms of product roll-out over the next six or nine months if that's been decided?

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Cambium Learning Group, Inc. – Second Quarter 2015 Earnings Conference Call, August 13, 2015

John Campbell:

Yes.  I can give it to you in general terms.  Let's look at it segment by segment if we can.  The focus at Learning A-Z and ExploreLearning is primarily to add to the capabilities that we already have.  We see a lot of opportunities in things that we could do better, stronger, deeper.  For instance, at Learning A-Z there's a focus now on the student-centric solutions.  We're talking about Headsprout, Reading A-Z, Raz-Kids, ReadyTest, Writing.  So, what we're going to be focusing on is how to make those solutions that we've been very comfortable with, even better for students and teachers to deal with, and part of that is the Kids A-Z solution that we're coming out with right now to try to make it easier for teachers so that kids log on in one place and teachers log on in one place, and from a business standpoint we can cross-sell more effectively, because if you have one of our solutions, it just makes sense to have all of them because it's so easy to use together.

When you take a look at ExploreLearning, we have ExploreLearning Gizmos which has been around for 12 years, that we're now having the time and capability and resources to refresh.  Some day I'd like to show you the Gizmos that are Algebra-based that we recently launched two of them – and we have a number of them that are in the pipeline to continue to come out with.  They're just very exciting.  I don't know many products that can make Algebra fun.  Most kids cry with Algebra but, if you saw these new Gizmos – it's kind of like Gizmos 2.0 in a way – it's very exciting what we can do.  Algebra is known as what I call a gatekeeper subject.  It gatekeeps kids from being successful.  If you cannot do well in Algebra, you will not graduate high school, and if you don't graduate high school, your opportunities are very, very limited.  So, these Algebra Gizmos are extremely important to us and very exciting for us.  And, obviously, Reflex has been a success from the very beginning and there's so much more that we believe we can do with that as a product and as a product line.

Then finally VSL – you know about LANGUAGE! Live and the things that we've done with that so far and we'll do more, but we're also coming out with new product next year.  So, there's a lot that we have in store, all pretty much focused on digital, technology-enabled, subscription solutions in all three segments to drive, to continue growth and better margins.

Neil Weiner:

Okay.  Thanks.  One last question.  Do you expect new Reflex products for next year's school year?

John Campbell:

New Reflex products, well, we will have improvements and changes to the current product.  We'll probably not release a new product next year in Reflex.  We'll probably focus next on improving the current product.

Neil Weiner:

Okay.  Thanks, John.

John Campbell:

Sure.  No problem, Neil.  Great talking to you.

Operator:

Thank you.  As a reminder, ladies and gentlemen, if you'd like to ask a question, that's the star, and the number one key on your telephone keypad.

Our next question comes from the line of AJ Guido with Goldentree.  Your line is now open.  Your question please.

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Cambium Learning Group, Inc. – Second Quarter 2015 Earnings Conference Call, August 13, 2015

AJ Guido:

Hi John, hi Barbara.  Thanks for taking my questions.  John, I was hoping maybe to talk to you a little bit about ExploreLearning and if you can just provide a little color on that business – maybe the mix between Gizmos and Reflex, the retention rate and what you kind of see as the opportunity there.  Is it more geographic expansion, expanding into new products?  I've seen everything you've done recently with the new website and it all looks good and seems to be doing well on social media.  But, this business has lagged Learning A-Z and I'm just wondering – do you think this could be something that grows, like Learning A-Z grew, in the 20% to 25% range?  If you have any color there?

John Campbell:

Yes, I'll take the last question first, just to be as clear as possible, and then I'll try to give whatever insight I can on some of your other questions.

I'm excited about ExploreLearning.  There's a lot of opportunities that we have and your question is, first, can it grow?  The answer is yes and we believe it will grow this year.  In fact, I believe it'll grow double-digits this year, even though you haven't seen it so far.  I wouldn't say that lightly.  I still have a lot of belief as I look at the pipeline.  One of the challenges with Gizmos is that it's very lumpy.  So, when we make a sale, it can be a large sale and often is whole district.  They don't sell very much by classroom so when you don't have volume, you get more lumpy, large district buying for the whole district.  So, whether it falls into one quarter or another quarter, it can kind of skew the numbers.  We also get multi-year deals from them, so they can also skew the numbers.  So, I think that the reality is, I just want to reiterate to you so you have a little bit illumination than the numbers currently show, we expect Gizmos to grow, not only grow in the future, but grow this year.  We expect double-digit growth this year.  Right now Gizmos make up about 70% of our revenue and Reflex make up about 30%.  Reflex is growing faster right now but as we start to make improvements to Gizmos like the Algebra Gizmos that I shared with you, we expect Gizmos to grow a lot again too.  So, I do expect both to grow.  I also expect – Neil hinted at this – to do new products in the future.  When we think about three to five years out, which is the way you want to look at an investment, we intend to do more and more products.  I think ExploreLearning has a unique position in the marketplace, being considered an innovative provider of solutions that work.  Not many solutions in education, from my perspective – somewhat jaded, are really innovative.  If you take a look at Reflex or Gizmos, you'll find really innovative solutions.

So, will it grow?  Yes.  Will it grow this year?  Yes.  Will it grow faster even and have more opportunities in the years, out-years?  Yes.  So, has it grown as fast as Learning A-Z?  No.  Quite frankly, I think Learning A-Z is a very unique property that's grown every year for the last 11 years and it's done fantastic.  Will we try to make every business unit look like that?  Sure.  But, I think Learning A-Z is kind of unique and it also benefits from being in the Reading market which I think is always larger than the Math market.

AJ Guido:

Okay.  Great, thanks for that.  I appreciate it.  If I could ask one more.  John, how do you feel – a lot of investment over the years to get these products growing within the sales force and do you feel like the sales force is at a level where you can grow?  Or, do you still need to expand for all the product lines?

John Campbell:

Are you talking about the size of the sales force?  Just to be clear on the question.

AJ Guido:

Yes.

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Cambium Learning Group, Inc. – Second Quarter 2015 Earnings Conference Call, August 13, 2015

John Campbell:

I think certainly at Learning A-Z and ExploreLearning we can continue to grow the size of the sales force as one lever in many levers to grow those two businesses.  I say that because if you look at the penetration of our product, the highest penetrative product we have is Reading A-Z at 16%.  So, to me…

AJ Guido:

How do you measure the 16%, is that classrooms?

John Campbell:

Yes, sir.  That's classrooms.

AJ Guido:

Okay.

John Campbell:

So to me, in the history of education, there's been a lot of products that have gotten to 90%, 95% if it's a broad-based product that's helping all kids which, certainly identifies both Learning A-Z and ExploreLearning.  So, when I take a look at our 16% penetration rate as our highest penetration rate, it says to me that there's a lot of growth for ExploreLearning; there's a lot of growth for Learning A-Z; there's a lot of growth for Voyager Sopris Learning; and the new properties that we have.  So, will we grow the sales forces?  I would say yes, particularly at what I would call the somewhat less mature businesses of Learning A-Z and ExploreLearning.

AJ Guido:

Okay. Thanks.  Thanks for the time.

John Campbell:

Appreciate the questions.

Operator:

Thank you.  I'm showing no further callers in the queue at this time.  I'd like to hand the program back over to Mr. John Campbell for any concluding remarks.

John Campbell:

Well, I'd just like to say thanks again to everyone for joining us on our call today.  We appreciate your support in our long-term vision for the Company.  We will be doing presentations at several upcoming conferences, including the BMO Back to School Conference on September 10; the Craig-Hallum Alpha Select Conference on September 17; and the Imperial Capital Global Opportunities Conference also on September 17.  We look forward to seeing many of you at those events and we look forward to speaking with you on our next call.

Thank you very much.

Operator:

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Cambium Learning Group, Inc. – Second Quarter 2015 Earnings Conference Call, August 13, 2015

Ladies and gentlemen, thank you very much for your participation.  This does conclude the program.  You may now disconnect.

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